Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
FOURTH QUARTER 2018 RESULTS

Houston, Texas (Friday, March 8, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months and year ended December 31, 2018.

The Company reported a net loss of $3.8 million, or ($0.91) per common share, on revenues of $442.6 million for the fourth quarter of 2018, compared to net earnings of $3.7 million, or $0.88 per common share, on revenues of $408.5 million for the fourth quarter of 2017. On an adjusted basis, net earnings were $2.2 million, or $0.52 per common share, for the fourth quarter of 2018, compared to net earnings of $1.3 million, or $0.31 per common share, for the fourth quarter of 2017. For the full year 2018, the Company had net earnings of $2.9 million, or $0.70 per common share, on revenues of $1.75 billion, compared to a net loss of $0.5 million, or ($0.11) per common share, on revenues of $1.32 billion for the full year 2017. On an adjusted basis, net earnings were $5.9 million, or $1.40 per common share, for the full year 2018, compared to net earnings of $1.3 million, or $0.31 per common share, for the full year 2017.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

Fourth Quarter 2018 Highlights:

•Gross revenues of approximately $442.6 million for the fourth quarter of 2018 compared to $408.5 million for the fourth quarter of 2017, and gross revenues of approximately $1.75 billion for the full year 2018 compared to $1.32 billion for the full year 2017
•Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 110,802 barrels per day (“bpd”) of crude oil during the fourth quarter of 2018, compared to 72,387 bpd of crude oil during the fourth quarter of 2017
•Cash and cash equivalents increased by approximately 7.0 percent from December 31, 2017 of $109.4 million to over $117.1 million at December 31, 2018
•$55.4 million of undrawn capacity under our letter of credit facility at December 31, 2018

•Adjusted cash flow of $5.7 million for the fourth quarter of 2018 compared to $3.2 million for the fourth quarter of 2017, and adjusted cash flow of $17.9 million for the full year 2018 compared to $12.9 million for the full year 2017
•Approximately 415,523 barrels of crude oil inventory at December 31, 2018 compared to 198,011 barrels at December 31, 2017
•Dividend of $0.22 per share for the fourth quarter of 2018
•No short or long term debt at December 31, 2018

“During the fourth quarter of 2018, our Service Transport business unit continued to generate improved financial and operating results as our revenue per mile increased 7 percent from the third quarter of 2018 and 23 percent from the fourth quarter of 2017,” said Townes Pressler, Executive Chairman. “As customer demand continues to be strong in this segment, improved trucking rates allow improved hiring and retention of skilled drivers as we continue to provide dependable superior service to our customers at Service Transport. We are continuing on schedule with improving the age of our fleet, with the purchase of 60 new tractors during 2018, and commitments to purchase an additional 35 tractors and 20 trailers by the end of the first quarter of 2019.”

“At our GulfMark business unit, crude oil marketing volumes for the fourth quarter of 2018 increased 57 percent from the third quarter of 2018 and increased 53 percent from the fourth quarter of 2017, primarily as a result of the acquisition of a crude oil gathering operation during October 2018, coupled with increased production in our marketing areas. We have seen some increase in marketing margins as a result of improved marketing conditions.”

“During 2019, we will remain focused on safety first and remaining in the top tier for all safety statistics. We will be introducing efficiencies in our crude oil marketing division, integrating our crude oil gathering company acquisition into our business, replacing aging tractors and right sizing our tractor and trailer fleets in both business units, and improving company-wide driver recruitment and retention, and increasing our driver count. We will continue to explore synergic growth opportunities in our core businesses, both organically and in the open market,” continued Pressler.

Capital Investments and Dividends

During the fourth quarter of 2018, the Company spent approximately $4.0 million of capital and paid dividends of $0.9 million ($0.22 per common share). For the full year 2018, the Company spent approximately $11.7 million of capital and paid dividends of $3.7 million (a total of $0.88 per common share). The majority of the capital costs relate to the purchase of tractors in our Service Transport subsidiary.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
Marketing	$428,382	$395,255	$1,694,437	$1,267,275
Transportation	14,267	13,205	55,776	53,358
Oil and natural gas	—	—	—	1,427
Total revenues	442,649	408,460	1,750,213	1,322,060

Costs and expenses:
Marketing	430,812	387,196	1,681,045	1,247,763
Transportation	11,566	11,857	48,169	48,538
Oil and natural gas	—	—	—	948
Oil and natural gas property impairments	—	—	—	3
General and administrative	2,837	2,823	8,937	9,707
Depreciation, depletion and amortization	3,640	2,827	10,654	13,599
Total costs and expenses	448,855	404,703	1,748,805	1,320,558

Operating earnings (losses)	(6,206)	3,757	1,408	1,502

Other income (expense):
Loss on deconsolidation of subsidiary	—	—	—	(3,505)
Impairment of investment in unconsolidated affiliate	—	—	—	(2,500)
Interest income	669	314	2,155	1,103
Interest expense	(49)	(17)	(109)	(27)
Total other income (expense), net	620	297	2,046	(4,929)

(Losses) earnings before income taxes	(5,586)	4,054	3,454	(3,427)

Income tax benefit (provision)	1,738	(361)	(509)	2,945

Net (losses) earnings	$(3,848)	$3,693	$2,945	$(482)

Earnings (losses) per share:
Basic and diluted net (losses) earnings
per common share	$(0.91)	$0.88	$0.70	$(0.11)

Dividends per common share	$0.22	$0.22	$0.88	$0.88

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$117,066	$109,393
Accounts receivable, net of allowance for doubtful accounts	85,197	121,353
Accounts receivable – related party	425	—
Inventory	22,779	12,192
Derivative assets	162	166
Income tax receivable	2,404	1,317
Prepayments and other current assets	1,557	1,264
Total current assets	229,590	245,685

Property and equipment, net	44,623	29,362
Investments in unconsolidated affiliates	—	425
Cash deposits and other	4,657	7,232
Total assets	$278,870	$282,704

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,068	$124,706
Accounts payable – related party	29	5
Derivative liabilities	139	145
Current portion of capital lease obligations	883	338
Other current liabilities	6,148	4,404
Total current liabilities	123,267	129,598
Other long-term liabilities:
Asset retirement obligations	1,525	1,273
Capital lease obligations	3,209	1,351
Deferred taxes and other liabilities	4,271	3,363
Total liabilities	132,272	135,585

Commitments and contingencies

Shareholders’ equity	146,598	147,119
Total liabilities and shareholders’ equity	$278,870	$282,704

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended
	December 31,
	2018	2017
Operating activities:
Net (losses) earnings	$2,945	$(482)
Adjustments to reconcile net (losses) earnings to net cash
provided by operating activities:
Depreciation, depletion and amortization	10,654	13,599
Gains on sales of property	(1,240)	(594)
Impairment of oil and natural gas properties	—	3
Provision for doubtful accounts	(150)	78
Stock-based compensation expense	255	—
Deferred income taxes	936	(3,840)
Net change in fair value contracts	(2)	27
Impairment of investment in unconsolidated affiliate	—	2,500
Loss on deconsolidation of subsidiary	—	3,505
Changes in assets and liabilities:
Accounts receivable	36,350	(34,935)
Accounts receivable/payable, affiliates	24	271
Inventories	(10,587)	878
Income tax receivable	(1,087)	1,418
Prepayments and other current assets	(293)	831
Accounts payable	(10,252)	44,790
Accrued liabilities	1,744	(991)
Other	1,717	(962)
Net cash provided by operating activities	31,014	26,096

Investing activities:
Property and equipment additions	(11,731)	(2,644)
Asset acquisition	(10,272)	—
Proceeds from property sales	2,038	720
Proceeds from sales of AREC assets	—	2,775
Insurance and state collateral (deposits) refunds	830	(1,067)
Net cash used in investing activities	(19,135)	(216)

Financing activities:
Principal repayments of capital lease obligations	(495)	(118)
Dividends paid on common stock	(3,711)	(3,711)
Net cash used in financing activities	(4,206)	(3,829)

Increase in cash and cash equivalents	7,673	22,051
Cash and cash equivalents at beginning of period	109,393	87,342
Cash and cash equivalents at end of period	$117,066	$109,393

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Reconciliation of Adjusted Cash Flow to Net (Losses) Earnings:
Net (losses) earnings	$(3,848)	$3,693	$2,945	$(482)
Income tax (benefit) provision	(1,738)	361	509	(2,945)
Depreciation, depletion and amortization	3,640	2,827	10,654	13,599
Gains on sales of property	(350)	(247)	(1,240)	(594)
Impairment of oil and natural gas properties	—	—	—	3
Loss on deconsolidation of subsidiary	—	—	—	3,505
Impairment of investment in unconsolidated affiliate	—	—	—	2,500
Stock-based compensation expense	111	—	255	—
Inventory liquidation gains	—	(3,481)	—	(3,372)
Inventory valuation losses	7,898	—	5,363	—
Net change in fair value contracts	(7)	(21)	(2)	27
Costs of voluntary early retirement program	—	—	—	1,435
Legal and other accrual reversals	—	—	—	(840)
Insurance proceeds for Hurricane Harvey claims	—	—	(610)	—
Insurance deductible related to hurricane	—	100	—	100
Adjusted cash flow	$5,706	$3,232	$17,874	$12,936

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Adjusted net (losses) earnings and (losses) earnings
per common share (Non-GAAP):
Net (losses) earnings	$(3,848)	$3,693	$2,945	$(482)
Add (subtract):
Loss on deconsolidation of subsidiary	—	—	—	3,505
Impairment of investment in unconsolidated affiliate	—	—	—	2,500
Gains on sales of property	(350)	(247)	(1,240)	(594)
Impairment of oil and natural gas properties	—	—	—	3
Stock-based compensation expense	111	—	255	—
Costs of voluntary early retirement program	—	—	—	1,435
Net change in fair value contracts	(7)	(21)	(2)	27
Inventory liquidation gains	—	(3,481)	—	(3,372)
Inventory valuation losses	7,898	—	5,363	—
Legal and other accrual reversals	—	—	—	(840)
Insurance proceeds for Hurricane Harvey claims	—	—	(610)	—
Insurance deductible related to hurricane	—	100	—	100
Tax effect of adjustments to (losses) earnings	(1,607)	1,277	(790)	(967)
Adjusted net (losses) earnings	$2,197	$1,321	$5,921	$1,315

Adjusted (losses) earnings per common share	$0.52	$0.31	$1.40	$0.31